Exhibit 21.1
                  ALARMGUARD HOLDINGS, INC.
                   SUBSIDIARY CORPORATIONS
                   AS OF DECEMBER 31, 1997



                                               State of
Name                                         Incorporation

Security Systems Holdings, Inc.                   Delaware
Alarmguard, Inc.                                  Delaware
Protective Alarms Canada, Inc.                    Ontario, Canada